                                                                 EXHIBIT 4(A)(2)



NEWS RELEASE                                                  MACKENZIE
                                                              PARTNERS, INC.
                                                              156 FIFTH AVENUE
                                                              NEW YORK, NY 10010
                                                              212 929-5500
                                                              FAX 212 929-0308


CONTACTS:
---------
MACKENZIE PARTNERS, INC.
GRACE PROTOS
(212)929-5802
OR
MARK HARNETT
(212)929-5877

FOR IMMEDIATE RELEASE:
----------------------

   GLOBAL MOTORSPORT GROUP REJECTS INADEQUATE GOLDEN CYCLE OFFER; AUTHORIZES
                       MANAGEMENT TO EXPLORE ALTERNATIVES

Morgan Hill, CA -- April 13, 1998 -- The Board of Directors of Global Motorsport Group, Inc. (formerly Custom Chrome, Inc.) (NASDAQ:CSTM) has unanimously voted to reject the offer by Golden Cycle to purchase all outstanding common shares of Global Motorsport at a price of $18 per share. The Board urges Global Motorsport shareholders not to tender any of their shares to Golden Cycle in connection with the tender offer.

The Company stated, "After considering a number of factors, including the Company's financial performance and future prospects, and the advice of our financial advisor, Cleary Gull, the Board of Directors has concluded that the Golden Cycle offer does not represent fair value for the Company and is therefore inadequate."

The Board has authorized management to explore other alternatives for maximizing shareholder value, which include entering into discussions with other parties who have expressed an interest in acquiring the Company at a more attractive price.

Global Motorsport Group was founded in 1970 and it is the parent organization for an international group of motorcycle after market providers that focus their business on Harley-Davidson motorcycles sold worldwide. Global's organization includes Custom Chrome, the leading aftermarket supplier of Harley-Davidson motorcycle parts and accessories; Chrome Specialties, an aftermarket supplier of Harley-Davidson motorcycle parts and accessories located in Fort Worth, Texas; Custom Chrome Far East, a product development, engineering, tooling management and warehouse of proprietary products for Global, located in Taiwan; Custom Chrome Europe, a distribution company located in Germany that specializes in aftermarket accessories for Harley-Davidson motorcycles and other "cruiser" motorcycles, and Santee Industries, a manufacturer of frames and exhaust systems and other aftermarket components for Harley-Davidson motorcycles, located in California.

                                     # # #